Exhibit 99.2

ENERGY FOCUS, INC.

Moderator: Joe Kaveski
November 16, 2009
3:30 pm CT

Operator: Good day and welcome to the Energy Focus Quarterly Earnings Release Conference Call. Today’s conference is being recorded.

At this time, I’d like to turn the conference over to Joe Kaveski, CEO. Please go ahead.

Joe Kaveski: Thank you, Stephanie and thanks everyone, thank you to our listeners for joining Energy Focus’s third quarter earnings call. I’d like to start today by reviewing our company’s Safe Harbor statement.

Please note that today’s discussion may contain some statements that may be considered forward-looking in nature. These forward-looking statements may include comments relating to 2009 and beyond financial projections or other comments relating to the company’s strategic plans, objectives, expectations or intentions.

These matters do involve risks and uncertainties and actual results may differ materially from those projected or implied in the forward-looking statements. Factors that could cause actual results to materially differ from the forward-looking statements in this presentation are set forth in our most recent annual report on Form 10-K.

So with the housekeeping over with, I’d like to begin today and make a few brief comments concerning our third quarter financial results then turn the call over to Nick Berchtold for a deep-dive on the numbers. Nick will then turn the call back over to me for some concluding remarks.

As you probably read in our press release today, our performance remains depressed as we have been working through the difficulties of selling into the residential pool market and the commercial new construction industry. As I’ve previously stated, our sales remained between 40 to 50% off last year and I don’t see this changing until we complete our transformation into serving the existing public sector building market.

This is further reinforced by the American Institute of Architects’ recent Architects Billing Survey that indicates the commercial construction industry is still continuing to shrink. Furthermore, the CEO of Pool Corporation, one of the largest pool companies in the U.S. recently commented that it really doesn’t see a recovery in the pool and irrigation business beginning until 2011.

Clearly the pool and commercial construction industries are difficult markets for the foreseeable future. And this is exactly why we have accelerated our plan to move out of these industries and into the existing public building market where we can provide comprehensive lighting retrofit solutions that help them leverage stimulus money to modernize their facilities while reducing energy consumption.

So before we talk about our progress on our plan, I would like to turn the call over to Nick Berchtold, our Chief Financial Officer, to review our third quarter results. Nick?

Nicholas Berchtold: Thanks, Joe. And I’d like to thank you again, our listeners, for joining our conference call today. And I will now provide you with an overview of the results obtained during the third quarter, 2009. Specifically I’ll be reviewing the divestiture of, and accounting treatment for, our German subsidiary LBM GmbH, third quarter revenues and gross profits, third quarter operating expenses, net income and earnings per share, and then selected working capital items, and finally the status of our current bank relationship.

So first let me discuss the divestiture and the related accounting treatment of the company’s German subsidiary. As previously announced, the company has been evaluating each of its business units in correlation to the company’s strategic objective of becoming a leading provider of turnkey comprehensive energy efficient lighting systems. During the third quarter 2009, the company entered into a letter of intent to sell its German subsidiary and as a result of signing this letter of intent, the company has classified in its 10-Q the results of its German subsidiary as a discontinued operation. All associated results of operations, financial position and cash flows have been separately recorded on the 10-Q as appropriate.

The company does expect to complete the transaction for this business unit in the fourth quarter of 2009 subject to regulatory approvals and customary closing conditions. And further, the company continues to explore and analyze the potential divestiture of other business units within its portfolio and will provide additional information to the public as appropriate.

So next let me discuss third quarter revenues. The third quarter financial results continue to reflect the challenging environment which confronts both our company as well as the global economy and continues to reinforce our absolute need to dramatically change the strategic focus of our business.

Specifically, third quarter revenues were $3,536,000 including discontinued operations, which represented a 44.3% decline from third quarter 2008 revenues of 6,357,000. Third quarter revenues from continuing operations were 3,023,000 which represented a 46.9% decline from third quarter 2008 revenues of $5,691,000.

It is important to note that approximately $691,000 of this year-over-year decline was the direct result of the devaluation of the British pound relative to the U.S. dollar which resulted in lower U.S. dollar reported revenues coming from our U.K. operation. To put in perspective, in 2008, average reported exchange rates on a year-to-date basis was $1.94 per British pound versus the 2009 average reported exchange rate on a year-to-date basis of $1.54 per pound.

Additionally, although third quarter 2009 revenues from our government business unit were nominal, the company did invoice and expects to collect approximately $800,000 in government revenues in the fourth quarter of 2009.

So next let me discuss gross profit. The third quarter gross profit excluding discontinued operations was $323,000 or 10.6% of revenues versus $1,779,000 or 32.1% of revenues for the comparable quarter of 2008. Third quarter 2009 gross profit does include a non-cash inventory charge of $180,000 resulting from the revaluation of selected inventory on hand in the United States. Excluding this non-cash charge, third quarter 2009 gross profit increased to 16.6%.

Again, approximately $290,000 of this year-over-year decline in gross profitability was the direct result of the devaluation of the Great British pound relative to the U.S. dollar which resulted in lower U.S. dollar reported gross profitability from our U.K. operation.

Additionally during the quarter, the company effectively completed its relocation of all manufacturing operations to its Mexico facility for which it recorded a $125,000 restructuring reserve.

And next, I’d like to discuss operating expenses with you. Third quarter 2009 operating expenses excluding discontinued operations and restructuring charges decreased $428,000 or 13.3% from the third quarter 2008 levels. It is important to note that included in the third quarter 2009 operating expense results are $289,000 of one-time acquisition and equity finance related professional services and legal fees. Third quarter 2009 operating expenses declined 22.3% excluding the impact of these charges resulting from significant reductions in headcount and non-project specific overhead expenses.

Putting it into a different perspective, on a year-to-date 2009 basis, operating expenses excluding discontinued operations and restructuring charges have decreased $2,366,000 or 22.7% for the 9 months ended September 30, 2009. In this regard, the company will continue to aggressively manage all operating expenses as it executes its transition into a turnkey energy-efficient lighting systems provider.

And now I’d like to comment briefly on net income and earnings per share. The net loss for the 3 months ended September 30, 2009 was $2,618,000 which equates to a 17-cent loss per share. This is compared to a third quarter 2008 loss of $1,584,000 which equates to an 11-cent per share loss for the third quarter of 2008. I’d also like to note that on October 30, 2009, the company did complete a rights offering whereby it successfully sold 4,998,880 shares of its common stock. Total shares outstanding after the issuance of those shares now stands at 20,077,859 shares which would make the pro-forma net loss for the third quarter equal to 13 cents per share.

And now I’d like to spend a few minutes reviewing selected balance sheet items. I’m pleased to report that the company continues to make progress from its intense focus on cash and working capital management. From an accounts receivable standpoint, the company continued to improve accounts receivable velocity versus both third quarter 2008 and the second quarter 2009 metrics. Accounts receivable velocity improved 32.4% to 35.8 days sales outstanding at the end of the third quarter 2009 versus 53 days at the end of the third quarter 2008. Similarly, accounts receivable velocity improved 22.0% versus the second quarter of 2009 days sales outstanding. And as discussed previously, the intense focus on cash management continues to permeate our entire organization and these accounts receivable results reinforces our commitment to the preservation of working capital.

From an inventory perspective, inventory on hand net of reserves from continuing operations decreased $864,000 from its December 31, 2008 level. Excluding the previously mentioned $180,000 U.S. operations inventory impairment charge recorded at September 30, 2009, the reduction in inventory was still an impressive $684,000 or 12.3%. Unfortunately, improvements in the inventory velocity did not continue at the levels expected as sales volumes continued to be significantly depressed from 2008 levels and the company’s continued development and introduction of new products into the market.

In terms of our banking relationship, on November 9, 2009, the company received an informal notification that Silicon Valley Bank, its current lender, intends to extend the company’s current line of credit facility through the end of 2009. This extension will facilitate the company’s ability to continue to pursue other means of financing. Although we have not yet received the final documents for signature, we anticipate the execution of these documents within the next 2 weeks.

Related to external debt, during the third quarter of 2009, the company reduced its third-party debt by an additional $530,000 from its June 30, 2009 levels and $917,000 from its December 31, 2008 levels. Total outstanding third party debt as of September 30, 2009 was $1,365,000 and represented a pay down of approximately $1,572,000 from September 30, 2008 levels.

Related to cash and cash equivalents, at the end of the third quarter of 2009, cash and cash equivalents on hand were $3.1 million excluding cash from discontinued operations. Including cash from discontinued operations, our cash and cash equivalents on hand were $3.3 million.

Cash usage for the third quarter 2009 from continuing operations was $2.3 million which included approximately $1 million of restructuring, acquisition, equity financing and bank debt reduction related payments. Further, as stated earlier, the company’s cash position did increase by $3,749,000 in November 2009 as a result of the recently completed rights offering.

So in closing, although third quarter revenues continued to be a significant disappointment, the company continued to show improvements in cost structure and working capital velocity. Concurrently, the company implemented multiple strategic and tactical initiatives designed to support and fund its corporate strategy. We will continue to position the company for the global economic recovery and we will continue to restructuring the strategic footprint of Energy Focus to ensure its sustainability into 2010 and beyond. And now I’d like to turn the conference call back over to Joe Kaveski. Thank you.

Joe Kaveski: Thanks, Nick. And now let’s put the past behind us and look to the present and our exciting future. I’d like to now update you on our progress on our five-point plan for profitable growth by transforming our company into an integrated lighting energy systems and solutions provider serving the existing building market.

First, we continue to make progress on reducing our fixed costs. As Nick previously discussed, we are favorable in the third quarter by 13% and almost 23% year-to-date excluding discontinued operations and restructuring charges. I commit to you that we’re not done and we will continue to reduce our overhead as we go forward.

Second, we have made good progress towards potentially divesting our pools and our decorative lighting business units. As Nick stated, we have reported our LBM business unit as a discontinued operation and anticipate closing on the sale of this business in the late November/early December timeframe. Also, we have received a number of offers that are under consideration for our pool business. We are optimistic that this transaction can be completed by the end of the year.

Third, we have made major strides in refocusing our R&D efforts towards endeavors that create commercial products for existing buildings. During our recent rights offering road show, we demonstrated a working LED plug-and-play replacement for a 4-foot linear fluorescent lamp that included embedded controls.

We also received two recent contracts totaling $3.2 million to support the commercialization of DARPA’s very high efficiency solar cell technology and we received our first major order for LED outdoor lighting primarily funded by stimulus money utilizing our GSA federal supply schedule listing.

Fourth, the company raised approximately $3.75 million through a broad participation in our rights offering. I would like to take this opportunity to thank all of our investors who participated in this offering. The money raised in this offering will enable the acquisition of a sales delivery channel into the existing public building market which is exploding right now.

And fifth and finally, speaking of acquisitions, we did announce the letter of intent to acquire the Stone Rivers Companies which is a premier lighting energy retrofit and services company. As I communicated during our rights offering, SRC has a fantastic relationship with the major ESCOs and a very, very robust sales proposal pipeline, which will be generating revenue for the company in the first quarter of 2010.

We’re now working to complete our detailed diligence and finalizing the definitive agreement. We anticipate closing this transaction within the next 30 days. So before I open up the lines for questions, I’d like to summarize my comments by saying again that in light of our current sales channels, this is a very difficult business environment for Energy Focus and our results clearly demonstrate this.

However, it is clear that our five-point plan to transform the company into an integrated lighting energy services provider is the right path at the right time to ensure sustainable and profitable growth. And finally, I remain excited about the future of Energy Focus and feel that we are well on track to complete our transformation by the end of 2009 and be able to show positive results early in 2010.

So at this time, I’d like to open up the telephone lines for discussion. Operator?

Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 on your touchtone telephone to ask a question.

And we’ll the first question from Robert Smith with Center for Performance Investing.

Robert Smith: Hi, good afternoon.

Joe Kaveski: Hi, Robert.

Robert Smith: Can you tell me something about the Stones River Companies numbers?

Joe Kaveski: Stones River Companies, we had shared that they are one of the major lighting retrofit companies that support the energy services companies in their performance contracting with public sector. We have not given specific numbers relative to their size, however, I would share with you that in terms of their pipeline, it’s a major pipeline with the majority of the ESCOs that is literally receiving contracts as we speak.

Robert Smith: Are they profitable?

Joe Kaveski: They are profitable, absolutely.

Robert Smith: The way I read the economy, the banks are not loosening on lending, so you guys are really up against it as far as continuing – extension – you know my own fears about this and my question is, can you somehow accelerate the expense cuts? I mean, is there a possibility of placing executive salaries on hold or (putting them in abeyance) until the end of the year?

Joe Kaveski: OK. Robert, you’ve made a couple of statements there that I’d like to comment to and then answer your question.

The first one deals with lending. The great news is that the public sector market primarily uses tax-exempt municipal leases to fund their contracts. Even in this depressed economic environment, that has not been a problem for public sector. They are actually able to get these tax-exempt municipal bonds, if you will, or these tax-exempt leases to fund energy-efficient projects.

The second component I’d add to that is we are just now beginning to see stimulus money trickle into the public sector hands, and so that is primarily why all of the ESCOs who SRC serves at the current moment are beginning to really accelerate their awards of contracts because of the awards they’ve received from the public sector. So that’s number one.

Number two is, you asked about our overhead, and what I would share with you is that we are doing everything that we can to accelerate the rationalization of our business and into the transformation of where we’re headed, and specifically management has already taken salary reductions and we see that continuing into 2010.

Robert Smith: And your relationship with SVB, I mean is – what happens after the end of the year?

Joe Kaveski: Robert, I’m going to take a stab at that, and if Nick wants to add, he’ll offer a little more. But I’ve got to tell you, I am encouraged that SVB continues to in essence work with us and extend that the line of credit. In parallel, we are also pursuing other potential replacement facilities. But the mere fact that they are willing to extend is a very encouraging sign to me.

So, Nick, maybe you want to add something?

Nicholas Berchtold: Yes, let me add to that. Robert, just to mirror what Joe said, Silicon Valley Bank has worked with us and again most recently by working with us to extend to the end of the year that great good news for us. Also, I want to make it clear, and while I’m not going to give names, we have received two other replacement line of credit offers that we as a company chose not to pursue for a variety of reasons.

We are exploring additional and different types of financing structures other than traditional commercial bank lending and we feel comfortable that we have some investors who are interested in pursuing a replacement line or replacement debt instrument, and we are working aggressively on those, and we’ll have more to report.

Robert Smith: How long do you think your recent financing will (carry you)?

Nicholas Berchtold: In terms of Silicon Valley Bank?

Robert Smith: No, with the rights offering and the money – how long you know will it (carry you) into 2010?

Joe Kaveski: Well, Robert, I think it’s what we need to get us into 2010 and to do exactly what I communicated in the rights offering, and that was actually generate cash in 2010 and achieve significantly higher sales. You know we are significantly reducing our burn. You know we are talking about that we will be selling our businesses and we anticipate having those completed by the first of the year.

And so for that matter you know we gave yearend guidance and said that we’d have a large portion of revenue from the acquisition begin to be harvested in the first quarter of 2010. So when you put all that together, I believe that it’s sufficient.

Robert Smith: So you said that you expected profitability early in 2010, what do you mean by early?

Joe Kaveski: Well, I did not say I would expect profitability – I haven’t given guidance there, Robert. What I did say was that we’d generate cash ...

Robert Smith: I thought that was one of your statements.

Joe Kaveski: Well, then I’d like to clarify that. What I did say was that as it relates to the acquisition of SRC, there’s a significant amount of work within their pipeline that will begin to revenue out early in 2010. And you know that’s good cash flow, good cash-generating activity.

Robert Smith: OK, I’ll step back in the queue. Thank you.

Joe Kaveski: Thank you, Robert.

Operator: Once again, please press star 1 on your touchtone telephone to ask a question. And we’ll take a question from Seth Gelsthorpe with Welch & Forbes.

Seth Gelsthorpe: Good afternoon.

Joe Kaveski: Good afternoon.

Seth Gelsthorpe: I guess I want – I still want more information about Stones River Companies. And maybe there’s a different way to ask about it.

Joe Kaveski: OK.

Seth Gelsthorpe: Stones River Companies appears to be in many different electrical related businesses, they’re an electrical construction company, a lighting and a service company. They do the energy services stuff.

Is this all now going to be part of Energy Focus or is this part of it or is it just a part of it? That’s the energy services part. So maybe you could just describe in a qualitative sense more exactly what parts of this company are going to become part of Energy Focus and just exactly what they’re going to be doing.

Joe Kaveski: Thank you, Seth; I appreciate that ...

Seth Gelsthorpe: I don’t know if I asked that very well, but I think you get the gist.

Joe Kaveski: I do and thanks, Seth, for asking that question, and for giving me the opportunity to clarify it.

Yes, Stones River Companies has many sister companies including an electrical contracting company. The entity that we are potentially acquiring is actually their lighting energy solutions and retrofit business. What these folks do is they have very qualified auditors that go out and audit existing buildings. They will come back and they will then physically cost what it takes for that building owner to operate and maintain those lighting systems from an energy perspective and an operating maintenance perspective, then they will design a new improved lighting system for the building. They’ll calculate the energy savings and the cost savings involved in the new lighting systems. And then what they will do is once they physically receive a contract, they will procure the materials for installation with – for that new improved lighting design, and then they will provide the project management of electrical subcontractors to physically install those retrofits. So they do not have electricians on staff. So it – they act very much like a general contractor might in a new construction industry, but they are keenly focused on energy – lighting energy efficient improvements in the existing building marketplace.

Seth Gelsthorpe: OK, let me ask a follow-up question then. You spoke of them as a major subcontractor to larger ESCOs, so is this half their business, 100% of their business? In other words, do they go out and do just lighting refits for some customers?

And then with other customers, they do lighting refits but it’s part of a total refit, part of a bigger energy services contract? So are they the prime contractor, are they a subcontractor, or is there a percentage breakdown? Or how does all that work?

Joe Kaveski: Sure. Seth, the best way I could explain this is that the public sector entities are encouraged to utilize specific legislation called Energy Savings Performance Contracts, it exists within at least 39 of the states. That allows these public sector entities to procure building improvements that are paid for out of the energy and operating savings that the new improvements create.

They – these public sector clients utilize this legislation by contracting through request for proposals to a select group of what are called energy service companies – these are large entities like Johnson Controls, Honeywell, Siemens – they will bundle lighting with HVAC improvements and new roofs, and in essence they sell the bundle to the ultimate entity, the governmental entity.

The great news is that lighting represents about 20% of their bundle, so it’s a huge opportunity with the ESCOs, and by the way, that market today stands at about $5 billion of work being done by the ESCOs in the U.S. and they anticipate that to go up to a minimum of $20 billion by 2020.

But anyhow, so when the ESCOs then subcontract the lighting portion of the agreement to lighting retrofit companies like SRC who will then support them in the design and the installation of those – that improved lighting program, the majority, including SRC, do not physically install again the improvements themselves, they will subcontract that out.

So in the case of where SRC stands in – with its sister companies, one of its sister companies is an electrical contractor that was really focused on new construction marketplace as well as installing for instance energy management systems into existing buildings. Another company that is within the fold there is really a services business, they do lighting maintenance for a lot of the big bucks retailers.

And then there’s SRC which provides that, really, that energy solutions focus that may leverage those other two companies but you know it really is focused on the energy solutions and the design and the materials and the project management aspect and the contracting aspect which then they subcontract out to electrical contractors like SRE which is a sister company of SRC.

Seth Gelsthorpe: Right, OK. So when we hear about a backlog or a bidding activity, primarily what that is, is the larger integrated energy services companies bidding out to Stones River and perhaps others to pick up the lighting part of a bigger contract? Is that really where the business is coming from?

Joe Kaveski: Pretty close, Seth, except with maybe one qualifier on it. And that one qualifier is, is that the large ESCOs, they, more times than not, do not bid out their electrical portions. What they will do is they will team with a lighting ESCO, their favorite lighting ESCO who they’ve worked with for the last 10, 20 years, that they can count on and doing a great job in the audit and a great job in the installation.

And so you know the majority of the work that is let by these lighting retrofit companies, they have been asked by the ESCOs to go develop a project, go put together the lighting piece of the proposal, and when the ESCO is awarded the job, then SRC for instance is awarded the job.

Seth Gelsthorpe: Got it. Thank you very much.

Joe Kaveski: Thank you, Seth.

Operator: And it appears there are no further questions at this time. Mr. Kaveski, I’d like to turn the conference back over to you for any additional or closing remarks.

Joe Kaveski: OK. Well, then I guess at this time I’d like to conclude the call today by once again thanking all of our shareholders and employees who continue to contribute beyond the call of duty in helping realize the true potential of Energy Focus.

I thank you again for your continuing support and look forward to our next call when we’ll review our year-end financial results and our progress in transforming our company into an integrated lighting energy services provider for the existing building markets. Thank you.

Operator: This concludes today’s conference. Thank you for your participation.

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